Exhibit 99.1
NEWS RELEASE
AFC REPORTS FINANCIAL PERFORMANCE FOR FIRST QUARTER 2007
Adjusts 2007 Guidance
Atlanta, Georgia, May 31, 2007 – AFC Enterprises, Inc. (NASDAQ:AFCE), the franchisor and operator of Popeyes® Chicken & Biscuits, reported results for its fiscal first quarter which ended April 22, 2007.
First quarter 2007 results and highlights included:
•	Net income was $6.4 million, or $0.22 per diluted share, compared to $0.19 per diluted share for the first quarter of 2006.

•	Total system-wide sales increased by 1.7 percent. This increase was primarily driven by sales from new franchised restaurants and the re-opening of company-operated restaurants in New Orleans.

•	Total domestic same-store sales decreased 3.4 percent compared to an increase of 6.1 percent for the first quarter of last year.

•	29 restaurants were opened compared to 33 openings in the same period in 2006.

•	The Company repurchased 371,300 shares of common stock for $6.8 million and reduced the term loan component of the Company’s 2005 Credit Facility by $6.3 million.
AFC Interim Chief Executive Officer Fred Beilstein stated, “We were pleased with the progress we continue to make in the development side of the business. Our first quarter earnings was slightly lower than what we had anticipated primarily due to softer same-store sales. This sales performance was due to a decline in transactions resulting from overall competitive pressures in the marketplace in this challenging economic climate. We believe our transactions and sales will strengthen as we gain traction with our new marketing, value and menu initiatives and continued operational improvements.”
First Quarter Performance Review compared to First Quarter Last Year
Total system-wide sales increased by 1.7 percent, including a 0.1 percent increase in global franchise sales to $505.0 million.
Total domestic same-store sales decreased 3.4 percent, compared to an increase of 6.1 percent last year, and global same-store sales decreased 3.1 percent, compared to an increase of 5.1 percent last year. Exclusive of the hurricane relocation markets, which comprise approximately 20 percent of the domestic system, domestic same-store sales for the first quarter would have decreased 3.1 percent. As previously indicated, the Company
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NEWS RELEASE
expected same-store sales to be negative in the first quarter due to the rollover effect of higher same-store sales in the hurricane relocation markets and overall higher domestic same-store sales in the prior year. First quarter results were more negative than expected due primarily to a decline in transactions as a result of aggressive offerings of $0.99 value items and an emphasis on chicken offerings by other quick service restaurant concepts.
Same-store sales for company-operated restaurants decreased 6.2 percent compared to a 24.1 percent increase in the prior year. This decrease reflects the rollover effect of unusually high same-store sales of re-opened company-operated restaurants in New Orleans in the prior year during the periods following Hurricane Katrina.
Total revenues were $51.0 million, an $8.4 million increase over the first quarter of 2006. This increase was comprised of approximately $4.7 million from the 13 franchised restaurants acquired in the Memphis and Nashville markets in the second quarter of 2006, $5.3 million from the re-opening of company-operated restaurants in New Orleans, and a $1.0 million increase in franchise revenues, primarily driven by sales from new franchised restaurants. This increase in revenues was partially offset by a reduction of $1.9 million from the impact of negative same-store sales and a $0.9 million reduction due to the non-consolidation of a franchisee entity in accordance with FIN 46R.
General and administrative expenses of $14.9 million, or 29 percent of total revenues, decreased compared to first quarter of last year at $15.0 million, or 35 percent of total revenues.
Operating profit was $13.1 million, compared to an operating profit of $12.7 million last year.
Net income was $6.4 million, or $0.22 per diluted share, compared to $0.19 per diluted share last year.
The Company reduced its 2005 Credit Facility term loan by $6.3 million to $123.7 million, and repurchased 371,300 shares of its common stock for approximately $6.8 million.
As reported previously, the Company completed a second amendment to its 2005 Credit Facility. Under the terms of the amendment, AFC has the ability over time to repurchase stock up to the amount permitted under its current board-approved multi-year stock repurchase program. From April 23, 2007 through May 20, 2007 (the end of the Company’s fifth period for 2007), the Company repurchased and retired an additional 152,900 shares of common stock for approximately $3.1 million. As of May 20, 2007, the remaining value of shares that may be repurchased under the program was $37.4 million. As of May 18, 2007, approximately 29.3 million shares of the Company’s common stock were outstanding.
During the quarter, Popeyes opened 29 restaurants, compared to 33 openings last year. New openings for the first quarter included 23 domestic restaurants and 6 international restaurants. Popeyes had 30 restaurant closures in the first quarter, consisting of 15 domestic units and 15 international units, of which 5 were in Korea.
On a system-wide basis, Popeyes had 1,876 units operating at the end of the first quarter of 2007. Total unit count was comprised of 1,559 domestic units and 317 units in two territories and 23 foreign countries. This total unit count included 1,820 franchised and 56 company-operated restaurants, 20 of which were in the New Orleans market.
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NEWS RELEASE
Fiscal 2007 Guidance
Due to the aggressive product pricing that is expected to persist throughout the QSR segment and the anticipated effects of projected increases in gasoline prices, the Company expects total domestic same-store sales for full year 2007 to be flat to slightly negative compared to previous guidance of positive 1.5-2.5 percent. In the second quarter, same-store sales growth is expected to be slightly negative; however, same-store sales growth is expected to be positive 2.0-3.0 percent in the second half of the year. The Company will be expanding its value menu offerings and marketing messaging to counter the continued aggressive pricing strategies from the competition. As these new marketing, value and menu initiatives gain traction and as the Company rolls-over softer sales in the latter half of 2006, the Company expects same-store sales performance to strengthen.
Guidance for new openings remains at 165-175 restaurants, with domestic openings comprising more than 60 percent of the total. Excluding company-operated restaurants that remain temporarily closed due to Hurricane Katrina, total restaurant closures are estimated to be 80-90, compared to previous guidance of 70-80. It is expected that 30-40 closures will be in Korea. This increase in the total estimated closure rate is primarily due to the first quarter closure of 10 franchised restaurants by a franchise group in south Texas as previously disclosed in the Company’s press release dated February 28, 2007. As a result, net new openings in fiscal 2007 are expected to be in the range of 75-95, compared to previous guidance of 85-105.
As previously indicated, the Company anticipates re-opening 2-3 additional restaurants in the New Orleans market during fiscal 2007. The Company will continue to assess New Orleans market conditions to determine if or when additional restaurants will be re-opened. The Company continues to be actively engaged in discussions with its insurance carriers to recover its remaining hurricane losses related to business interruption and property losses.
The Company’s general and administrative expenses in fiscal 2007 are expected to be consistent with previous guidance of $48-$50 million.
As a result of expected softness in same-store sales, net earnings per diluted share for fiscal 2007 are projected to be $0.81-$0.85, compared to previous guidance of $0.87-$0.91.
Conference Call
The Company will host a conference call and internet webcast with the investment community at 9:00 A.M. eastern time on June 1, 2007, to review the results of the first quarter of 2007 and to provide an update on the overall business. To access the Company’s webcast, go to www.afce.com, select “Investor Information” and then select “AFC Enterprises First Quarter 2007 Earnings Conference Call.”
Corporate Profile
AFC Enterprises, Inc. is the franchisor and operator of Popeyes® Chicken & Biscuits, the world’s second-largest quick-service chicken concept based on number of units. As of April 22, 2007, Popeyes had 1,876 restaurants in the United States, Puerto Rico, Guam and 23 foreign countries. AFC has a primary objective to be the world’s Franchisor of Choice® by offering
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NEWS RELEASE
investment opportunities in its Popeyes Chicken & Biscuits brand and providing exceptional franchisee support systems and services. AFC Enterprises can be found at www.afce.com.
AFC Contact Information
Investor inquiries:
Cheryl Fletcher, Director, Finance & Investor Relations
(404) 459-4487 or investor.relations@afce.com
Media inquiries:
Alicia Thompson, Vice President, Popeyes Communications & Public Relations
(404) 459-4572 or popeyescommunications@popeyes.com
Supplemental Financial Information on pages 5 – 8.
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NEWS RELEASE
AFC Enterprises, Inc.
Condensed Consolidated Balance Sheets (unaudited)
As of April 22, 2007 and December 31, 2006
(In millions, except share data)

	4/22/07	12/31/06
ASSETS
Current assets:
Cash and cash equivalents	$8.3	$6.7
Accounts and current notes receivable, net	11.0	12.9
Prepaid income taxes	4.6	7.4
Other current assets	18.1	15.6

Total current assets	42.0	42.6

Long-term assets:
Property and equipment, net	40.3	39.9
Goodwill	11.7	11.7
Trademarks and other intangible assets, net	52.1	52.4
Other long-term assets, net	15.9	16.5

Total long-term assets	120.0	120.5

Total assets	$162.0	$163.1

LIABILITIES AND SHAREHOLDERS’ DEFICIT
Current liabilities:
Accounts payable	$24.6	$23.8
Other current liabilities	12.5	10.9
Current debt maturities	1.4	1.4

Total current liabilities	38.5	36.1

Long-term liabilities:
Long-term debt	126.2	132.6
Deferred credits and other long-term liabilities	22.6	25.6

Total long-term liabilities	148.8	158.2

Total liabilities	187.3	194.3

Commitments and contingencies

Shareholders’ deficit:
Preferred stock ($.01 par value; 2,500,000 shares authorized; 0 issued and outstanding)	—	—
Common stock ($.01 par value; 150,000,000 shares authorized; 29,434,343 and 29,487,648 shares issued and outstanding at April 22, 2007 and December 31, 2006, respectively)	0.3	0.3
Capital in excess of par value	158.7	161.7
Accumulated deficit	(185.2)	(194.4)
Accumulated other comprehensive income	0.9	1.2

Total shareholders’ deficit	(25.3)	(31.2)

Total liabilities and shareholders’ deficit	$162.0	$163.1

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NEWS RELEASE
AFC Enterprises, Inc.
Condensed Consolidated Statements of Operations (unaudited)
(In millions, except per share data)

	16 Weeks Ended
	4/22/07	4/16/06
Revenues:
Sales by company-operated restaurants	$24.5	$16.1
Franchise revenues	25.1	24.9
Other revenues	1.4	1.6

Total revenues	51.0	42.6

Expenses:
Restaurant employee, occupancy and other expenses	12.3	8.3
Restaurant food, beverages and packaging	8.2	5.2
General and administrative expenses	14.9	15.0
Depreciation and amortization	2.1	1.8
Other expenses (income), net	0.4	(0.4)

Total expenses	37.9	29.9

Operating profit	13.1	12.7
Interest expense, net	2.5	3.8

Income before income taxes and discontinued operations	10.6	8.9
Income tax expense	4.1	3.2

Income before discontinued operations	6.5	5.7
Discontinued operations, net of income taxes	(0.1)	0.1

Net income	$6.4	$5.8

Earnings per common share, basic:

Income before discontinued operations	$0.22	$0.19
Discontinued operations, net of income taxes	—	—

Net income	$0.22	$0.19

Earnings per common share, diluted:
Income before discontinued operations	$0.22	$0.19
Discontinued operations, net of income taxes	—	—

Net income	$0.22	$0.19

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NEWS RELEASE
AFC Enterprises, Inc.
Condensed Consolidated Statements of Cash Flows (unaudited)
(In millions)

	16 Weeks Ended
	4/22/07	4/16/06
Cash flows provided by (used in) operating activities:
Net income	$6.4	$5.8
Adjustments to reconcile net income to net cash provided by (used in) operating activities:
Discontinued operations, net of income taxes	0.1	(0.1)
Depreciation and amortization	2.1	1.8
Asset write-downs	0.3	(0.1)
Net (gain) on sales and disposal of assets	(0.1)	(0.1)
Deferred income taxes	0.6	0.2
Non-cash interest, net	(0.1)	0.3
Provision/(recovery) for credit losses	0.2	(0.1)
Excess tax benefits from stock-based compensation	(0.9)	(1.2)
Stock-based compensation expense	0.4	0.8
Change in operating assets and liabilities:
Accounts receivable	3.6	3.3
Prepaid income taxes	3.8	11.8
Other operating assets	—	(0.1)
Accounts payable and other operating liabilities	(0.3)	(12.8)

Net cash provided by operating activities of continuing operations	16.1	9.5

Cash flows provided by (used in) investing activities:
Capital expenditures of continuing operations	(2.6)	(1.5)
Proceeds from dispositions of property and equipment	—	0.6
Purchases of short-term investments	—	(2.5)
Sales and maturities of short-term investments	—	20.8
Other, net	0.2	0.2

Net cash provided by (used in) investing activities	(2.4)	17.6

Cash flows provided by (used in) financing activities:
Principal payments - 2005 Credit Facility term loans	(6.3)	(28.9)
(Increase) decrease in restricted cash	(2.2)	0.7
Dividends paid	(0.7)	(0.7)
Proceeds from exercise of employee stock options	3.1	5.7
Excess tax effects from stock-based compensation	0.9	1.2
Stock repurchases	(6.8)	(10.0)
Other, net	(0.1)	(0.4)

Net cash (used in) financing activities	(12.1)	(32.4)

Net increase (decrease) in cash and cash equivalents	1.6	(5.3)
Cash and cash equivalents at beginning of year	6.7	8.2

Cash and cash equivalents at end of quarter	$8.3	$2.9

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	Q1 Ended	Q1 Ended
	4/22/07	4/16/06
Total Same-Store Sales
Company-operated	(6.2%)	24.1%
Franchised [a]	(3.3%)	5.6%

Total Domestic	(3.4%)	6.1%
International [b]	0.2%	(4.9%)

Total Global	(3.1%)	5.1%
Total Franchised (a and b)	(3.0%)	4.6%

New Unit Openings
Company-operated	1	0
Franchised	22	23

Total Domestic	23	23
International	6	10

Total Global	29	33

Unit Count
Company-operated	56	33
Franchised	1,503	1,466

Total Domestic	1,559	1,499
International	317	334

Total Global	1,876	1,833
Forward-Looking Statement: Certain statements in this release contain “forward-looking statements” within the meaning of the federal securities laws. Statements regarding future events and developments and our future performance, as well as management’s current expectations, beliefs, plans, estimates or projections relating to the future, are forward-looking statements within the meaning of these laws. These forward-looking statements are subject to a number of risks and uncertainties. Examples of such statements in this press release include discussions regarding the Company’s ability to repurchase shares of its common stock under its share repurchase program and the number of shares that may actually be repurchased (if any), projections and expectations regarding same-store sales for the second quarter and the remainder of fiscal 2007, guidance for new openings and restaurant closures, and projections regarding general and administrative expenses and net earning per diluted share. Among the important factors that could cause actual results to differ materially from those indicated by such forward-looking statements are: competition from other restaurant concepts and food retailers, the loss of franchisees and other business partners, labor shortages or increased labor costs, increased costs of our principal food products, changes in consumer preferences and demographic trends, as well as concerns about health or food quality, instances of avian flu or other food-borne illnesses, the need to continue to improve our internal controls, adverse effects on operations from Hurricane Katrina, the Company’s ability to recover related losses from its insurers and the economic impact on consumer spending in markets affected by Hurricane Katrina, the loss of senior management and the inability to attract and retain additional qualified management personnel, limitations on our business under our 2005 Credit Facility, failure of our franchisees, a decline in the number of franchised units, a decline in our ability to franchise new units, slowed expansion into new markets, unexpected and adverse fluctuations in quarterly results, increased government regulation, adverse effects of regulatory actions arising in connection with the restatement of our previously issued financial statements, effects of increased gasoline prices, general economic conditions, supply and delivery shortages or interruptions, currency, economic and political factors that affect our international operations, inadequate protection of our intellectual property and liabilities for environmental contamination and the other risk factors detailed in our 2006 Annual Report on Form 10-K and other documents we file with the Securities and Exchange Commission. Therefore, you should not place undue reliance on any forward-looking statements.
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